U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 16, 2007

NEOMEDIA TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21743	36-3680347
(State or Other Jurisdiction Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Second Street, Suite 600, Fort Myers, Florida		33901
(Address of Principal Executive Offices)		(Zip Code)

(239) - 337-3434
(Registrant's Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Agreement with Certain Former Shareholders of 12Snap AG

On February 28, 2006, NeoMedia Technologies, Inc. (“NeoMedia”) acquired all of the outstanding shares of 12Snap AG (“12Snap”) in exchange for $2,500,000 cash and 49,294,581 shares of NeoMedia common stock. Pursuant to the terms of the original sale and purchase agreement between NeoMedia and 12Snap (the “Original Sale and Purchase Agreement”), the number of shares of NeoMedia common stock to be issued as consideration was calculated using a share price of $0.3956, which was the volume-weighted average closing price of NeoMedia common stock for the ten days up to and including February 9, 2006. Pursuant to the terms of the Original Sale and Purchase Agreement, in the event that NeoMedia’s stock price at the time the consideration shares are saleable is less than $0.3956, NeoMedia is obligated to compensate the former 12Snap shareholders in cash for the difference between the price at the time the shares become saleable and $0.3956. The shares became saleable during February 2007, and the actual purchase price obligation NeoMedia was required to pay was $16,233,000.

On January 23, 2007, NeoMedia entered into an Amendment Agreement III to Sale and Purchase Agreement (the “Amendment Agreement”) with Nokia Ventures, L.P., Apax Europe IV - A LP, ARGC IV, L.P., ARGO II, L.P., and ARGO II The Wireless Internet Fund (Europe) LP, five former shareholders of 12Snap (the “Shareholders”). Pursuant to the terms of the Amendment Agreement, NeoMedia satisfied the Shareholders’ portion of the purchase price obligation, amounting to $9,427,000, through the issuance of 197,620,948 shares of NeoMedia common stock (the “Additional Consideration Shares”). NeoMedia also agreed to use best efforts to file a registration statement to register the Additional Consideration Shares no later than June 30, 2007. Following this payment, the remaining balance owing on the purchase price agreement is estimated to be $6,806,000.

ITEM 3.02 - UNREGISTERED SALES OF EQUITY SECURITIES

See Item 1.01 above.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits No. Description:

Exhibit No.	Item
10.1	Amendment Agreement III to the Sale and Purchase Agreement, dated March 16, 2007	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMedia Technologies, Inc. (Registrant)

Date: March 22, 2007	By:	/s/ Charles W. Fritz
Charles W. Fritz, Interim Chief Executive Officer